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September 17, 2021

Litman Gregory Funds Trust 1676 N. California Blvd., Suite 500 Walnut Creek, California 94596	Board of Trustees Manager Directed Portfolios c/o U.S. Bancorp Fund Services, LLC 615 East Michigan Street Milwaukee, Wisconsin 53202

Re: Acquisition of the Assets and Assumption of the Liabilities of Certain Series of Manager Directed Portfolios by Certain Series of Litman Gregory Funds Trust

Ladies and Gentlemen:

I.        Introduction

We have acted as counsel to Litman Gregory Funds Trust (the “Acquiring Fund Trust”), a Delaware statutory trust, on behalf of its separate investment series listed on Exhibit A (each an “Acquiring Fund” and collectively the “Acquiring Funds”), in connection with the Reorganizations provided for in the Agreement and Plan of Reorganization among Manager Directed Portfolios (the “Target Fund Trust”), a Delaware statutory trust, on behalf of its separate investment series listed on Exhibit A (each a “Target Fund” and collectively the “Target Funds” and, together with the Acquiring Funds, the “Funds”), the Acquiring Funds, the Acquiring Fund Trust and (for certain limited purposes) iM Global Partner US LLC, a Delaware limited liability company (“iM Global”), dated as of September 15, 2021 (the “Plan”). Pursuant to Section 9.6 of the Plan, each Target Fund and corresponding Acquiring Fund have requested our opinion as to certain of the United States federal income tax consequences to the Acquiring Fund, the Target Fund and the shareholders of the Target Fund (“Target Fund Shareholders”) in connection with the applicable Reorganization. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

II.        Relevant Facts

Each Acquiring Fund is registered with the Securities and Exchange Commission (the “SEC”) as a series of an open-end management investment company under the Investment

September 17, 2021

Company Act of 1940, as amended (the “Act”). Each Target Fund is registered with the SEC as a series of an open-end management investment company under the Act.

The Plan and each Reorganization have been approved by the Board of Trustees of the Target Fund Trust acting on behalf of the applicable Target Fund and the Board of Trustees of the Acquiring Fund Trust acting on behalf of the applicable Acquiring Fund. The terms and conditions of the Reorganizations are set forth in the Plan.

Pursuant to the Plan, each Target Fund will transfer all of its Assets to a corresponding Acquiring Fund in exchange for shares of such Acquiring Fund (“Acquisition Shares”) and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. At the Closing Date or as soon as reasonably practicable thereafter, each Target Fund will liquidate and distribute all of the Acquisition Shares that it received in connection with the relevant Reorganization to Target Fund Shareholders in exchange for all of the then outstanding shares of the applicable Target Fund (“Target Fund Shares”). Upon completion of the relevant Reorganization, each such former Target Fund Shareholder will be the owner of Acquisition Shares equal in net asset value as of the Closing Date to the net asset value of the Target Fund Shares such shareholder held prior to the Reorganization. Pursuant to the Plan, iM Global shall pay the costs and expenses, including counsel fees, incurred in connection with the applicable Reorganization by each Target Fund.

Each Acquiring Fund will have the same investment objective as its corresponding Target Fund had immediately prior to the Reorganizations.

In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of the Acquiring Fund Trust relating to the Reorganizations and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon certain assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of the Target Fund Trust on behalf of each Target Fund or by officers of the Acquiring Fund Trust, on behalf of each Acquiring Fund.

III.        Relevant Law

A corporation which is a “party to a reorganization” will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.1 Likewise, the shareholders of a corporation which is a party to a reorganization will not recognize gain or loss if they exchange stock or securities of such corporation solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuance of the plan of reorganization.2

[1]	Code § 361.
[2]	Code § 354.

September 17, 2021

In order to be a treated as a “reorganization,” a transaction must satisfy certain statutory requirements contained in Section3 368.

Section 368(a)(1)(F) provides that a “reorganization” includes “a mere change in identity, form, or place of organization of one corporation, however effected.”

Treasury Regulations Section 1.368-2(m) provides six requirements for a reorganization to qualify under Section 368(a)(1)(F):

(1)

All of the stock of the acquiring corporation, including any stock of the acquiring corporation issued before the reorganization, must have been distributed (or deemed distributed) in exchange for stock of the acquired corporation in the reorganization;

(2)

The same person or persons must own all of the stock of the acquired corporation, immediately before the reorganization, and the acquiring corporation, immediately after the reorganization, in identical proportions;

(3)	The acquiring corporation may not hold any property or have any tax attributes immediately before the reorganization;

(4)	The acquired corporation must completely liquidate, for federal income tax purposes, in the reorganization;

(5)	The acquiring corporation must be the only acquiring corporation; and

(6)	The acquired corporation must be the only acquired corporation.

Each Reorganization will consist of a transfer of all of the assets of a Target Fund, a series of a Delaware statutory trust, to a corresponding Acquiring Fund, a newly formed series of a Delaware statutory trust (in each case, each such series is treated as a separate corporation for U.S. federal income tax purposes), in exchange solely for (i) the assumption by the Acquiring Fund of all of the liabilities of the Target Fund and (ii) shares of such Acquiring Fund, which will then be distributed to the corresponding Target Fund Shareholders in liquidation of each Target Fund. Each Acquiring Fund does not hold any property or have any tax attributes immediately before the reorganization. Therefore, each Reorganization is a mere change in identity or form of each Target Fund and each Reorganization will satisfy the statutory language of Section 368(a)(1)(F) and the requirements of Treasury Regulations Section 1.368-2(m) to be treated as a “reorganization” described in Section 368(a)(1)(F). Although a Reorganization may also be described in another subsection of Section 368(a)(1) (such as Section 368(a)(1)(C)), a reorganization described in Section 368(a)(1)(F) that is also described in another subsection of Section 368(a)(1) will be treated as described only in Section 368(a)(1)(F).4

[3]	Unless otherwise noted, all references to the “Code” are to the United States Internal Revenue Code of 1986, as amended (the “Code”).
[4]	Treas. Reg. § 1.368-2(m)(3)(iv)(B).

September 17, 2021

A reorganization under Section 368(a)(1)(F) is not required to satisfy the “continuity of business enterprise” or “continuity of interest” requirements established by judicial doctrine and Treasury Regulations.5

Section 381(a) provides that in the case of a reorganization described under Section 368(a)(1)(F), the acquiring corporation will succeed to certain items of the acquired corporation, including capital loss carryovers. Section 381(b) provides that the taxable year of a corporation in a reorganization described in Section 368(a)(1)(F) does not close.

IV. Opinions

Based upon the foregoing and upon our review of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the IRS, the published opinions of the U.S. Tax Court and other U.S. federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

(1)      Each Acquiring Fund’s acquisition of all of the assets of the corresponding Target Fund in exchange solely for Acquisition Shares of the Acquiring Fund and the Acquiring Fund’s assumption of all of the liabilities of the corresponding Target Fund, followed by the Target Fund’s distribution of the Acquisition Shares to the Target Fund Shareholders actually or constructively in liquidation of the Target Fund, will constitute a “reorganization” described in Section 368(a)(1)(F), and each Acquiring Fund and each Target Fund will be “a party to a reorganization” (within the meaning of Section 368(b)) with respect to the relevant Reorganization.

(2)      No Target Fund will recognize any gain or loss upon the transfer of its assets to an Acquiring Fund in exchange solely for Acquisition Shares and the Acquiring Fund’s assumption of the liabilities of the Target Fund, and no Target Fund will recognize any gain or loss on the subsequent distribution (whether actual or constructive) of those Acquisition Shares to the Target Fund Shareholders in exchange for their Target Fund Shares, except for gain or loss that must be recognized under the Code (A) on the transfer of “section 1256 contracts” as defined in Section 1256(b), (B) on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a), or (C) upon the transfer of an asset even if the transaction otherwise constitutes a nontaxable transaction.

(3)      No gain or loss will be recognized by an Acquiring Fund as a result of the applicable Reorganization.

(4)      No gain or loss will be recognized by the Target Fund Shareholders upon the distribution to them by the Acquiring Fund Trust of the Acquisition Shares in exchange for their Target Fund Shares.

[5]	Treas. Reg. § 1.368-2(m)(2).

September 17, 2021

(5)      The aggregate tax basis of the Acquisition Shares received by each Target Fund Shareholder will be the same as the aggregate tax basis of the Target Fund Shareholder’s Target Fund Shares immediately prior to the relevant Reorganization.

(6)      Each Acquiring Fund’s tax basis in each asset will be the same as the corresponding Target Fund’s tax basis therein immediately before the relevant Reorganization.

(7)      A Target Fund Shareholder’s holding period for the Acquisition Shares received in the relevant Reorganization will include, in each instance, such Target Fund Shareholder’s holding period for those Target Fund Shares exchanged therefor, provided the Target Fund Shareholder holds the Target Fund Shares as capital assets at the Closing Date.

(8)      Each Acquiring Fund’s holding period with respect to each Target Fund asset will include the corresponding Target Fund’s holding period therefor.

(9)      A Reorganization will not result in the termination of the relevant Target Fund’s taxable year and each Acquiring Fund will succeed to and take into account the items of the corresponding Target Fund, if any, described under Section 381(c), subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 and the Treasury Regulations thereunder.

Because our opinion is based upon current law, no assurance can be given that existing U.S. federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above. This opinion is provided to you in connection with the Reorganizations. This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Very truly yours,

/s/ Seward & Kissel LLP

September 17, 2021

Exhibit A

Target Fund	Acquiring Fund

iM Dolan McEniry Corporate Bond Fund	iM Dolan McEniry Corporate Bond Fund

iM DBi Managed Futures Strategy ETF	iM DBi Managed Futures Strategy ETF

iM DBi Hedge Strategy ETF	iM DBi Hedge Strategy ETF